SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 9, 2003 October 9, 2003

Centrue Financial Corporation

f/k/a Kankakee Bancorp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13676	36-3846489
(Commission File Number)	(I.R.S. Employer Identification Number	)

310 South Schuyler Avenue, Kankakee, Illinois	60901
(Address of principal executive offices)	(Zip Code	)

(815) 937-4440

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On October 9, 2003, Kankakee Bancorp, Inc. (now known as Centrue Financial Corporation, and referred to herein as “the Company”) and Aviston Financial Corporation (“Aviston”) consummated the merger of Aviston with and into the Company pursuant to the terms of the Agreement and Plan of Merger dated as of May 27, 2003.

In connection with the merger transaction, all outstanding shares of capital stock of Aviston were converted into the right to receive 0.707 shares of the Company’s common stock, and the Company will issue 350,196 shares of its common stock to Aviston’s stockholders as a result of the merger. The terms of the merger are contained in the Agreement and Plan of Merger, which was filed with the Securities and Exchange Commission in the Company’s Form 8-K dated May 27, 2003.

Item 5. Other Information and Regulation FD Disclosure

On October 9, 2003, the Company announced the following:

Completion of Merger:    The Company completed its merger with Aviston. As a result of the merger, which closed today, each share of Aviston has been converted into the right to receive 0.707 shares of common stock of the Company, as more fully described in Item 2 of this Form 8-K.

Change in Name:    Effective today, the Company will operate as Centrue Financial Corporation and, beginning with trading on October 10, 2003, its common stock will trade on the American Stock Exchange under the symbol “CFF”.

2-for-1 Stock Split in the Form of a Dividend:    The Company’s board of directors approved a 2-for-1 stock split in the form of a dividend on its shares of common stock. Stockholders will receive one additional share of common stock for each share held on the record date of October 20, 2003. The dividend will be distributed on October 31, 2003.

Share Repurchase Program:    The Company’s board of directors approved a share repurchase program allowing the Company, pursuant to certain limitations, to purchase up to 20% (approximately 500,000 shares post stock split) of its common stock on the open market.

Appointment of New Directors:    The Company’s board of directors elected Thomas A. Diaber and Michael James Hejna as directors of the Company. Mr. Daiber will also serve as President and Chief Executive Officer of the Company.

News releases regarding these matters are attached hereto as exhibits 99.1 and 99.2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits.

99.1	News Release dated October 9, 2003 regarding the completion of the merger transaction and other corporate events
99.2	New Release dated October 9, 2003 regarding the election of Michael James Hejna to the board of directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRUE FINANCIAL CORPORATION

Dated: October 9, 2003	By:	/s/ James M. Lindstrom

James M. Lindstrom Chief Financial Officer

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